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                     [HARDING LAWSON ASSOCIATES LETTERHEAD]





Harding Lawson Associates

CONTACT:          ROBERT L. COSTELLO, JR.                  FOR IMMEDIATE RELEASE
                  (303) 293-6100



          HARDING LAWSON ANNOUNCES AFFIRMATIVE VOTE ON MERGER AGREEMENT

DENVER, Colorado, May 25, 2000 - Harding Lawson Associates Group, Inc. (NASDAQ Stock Symbol: HRDG) announced today that its shareholders have approved the merger of Harding Lawson with a wholly owned subsidiary of MACTEC, Inc., which will result in each outstanding share of Harding Lawson stock held immediately prior to the closing of the merger being converted into the right to receive $11.50 in cash. The closing of the merger is scheduled for June 2, 2000.

Robert L. Costello, Jr., the company's Chief Executive Officer, commented, "We are pleased that our shareholders have approved the merger agreement. This transaction will allow most of our long term shareholders to realize a substantial premium on their shares, while allowing the combined merged entity of the Company and MACTEC to provide a broader range and depth of services to our customers."

Harding Lawson Associates Group, Inc., headquartered in Denver, Colorado, provides a broad range of infrastructure engineering, consulting and construction-related services to private sector industrial and public sector governmental clients. The Company operates through a network of nearly 40 offices nationwide and currently employs over 1200 staff members.

Privately held MACTEC, Inc., established in 1975, has evolved into one of the country's leading environmental professional services organizations providing major project support and leading-edge technologies. Today it is a provider of environmental solutions for multiple government and private clients through a network of over 40 offices.

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May 25, 2000